Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports First Quarter Financial and Operating Results; Declares Quarterly Cash Distribution of $0.70 Per Unit; and Updates 2025 Guidance

2025 Quarter Highlights

●	Total revenue of $540.5 million, net income of $74.0 million, and Adjusted EBITDA of $159.9 million
●	$57.7 million increase in net income and $36.0 million increase in Adjusted EBITDA compared to the Sequential Quarter
●	Added 17.7 million tons of contract commitments over the 2025 – 2028 time period
●	2025 expected coal sales volumes over 96% committed and priced
●	Declares quarterly cash distribution of $0.70 per unit, or $2.80 per unit annualized

TULSA, OKLAHOMA, April 28, 2025 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported financial and operating results for the quarter ended March 31, 2025 (the "2025 Quarter"). This release includes comparisons of results to the quarter ended March 31, 2024 (the "2024 Quarter"), and to the quarter ended December 31, 2024 (the "Sequential Quarter"). All references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of Adjusted EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.

Total revenues in the 2025 Quarter decreased 17.1% to $540.5 million compared to $651.7 million for the 2024 Quarter primarily as a result of reduced coal sales volumes and prices as well as lower transportation revenues. Net income for the 2025 Quarter was $74.0 million, or $0.57 per basic and diluted limited partner unit, compared to $158.1 million, or $1.21 per basic and diluted limited partner unit, for the 2024 Quarter as a result of lower revenues and a decrease in the fair value of our digital assets, partially offset by lower operating expenses. Adjusted EBITDA for the 2025 Quarter was $159.9 million compared to $238.4 million in the 2024 Quarter.

Compared to the Sequential Quarter, net income in the 2025 Quarter increased by $57.7 million as a result of higher oil & gas royalty revenues, which increased 18.7%, improved per ton costs at our coal operations, lower depreciation, and an asset impairment charge in the Sequential Quarter.  Partially offsetting these increases, coal sales volumes declined 7.7% and the fair value of our digital assets decreased compared to the Sequential Quarter. Adjusted EBITDA for the 2025 Quarter increased 29.0% compared to the Sequential Quarter.

CEO Commentary

"Our overall operations performed as anticipated during the quarter, delivering sequential and year-over-year cost improvements in the Illinois Basin," commented Joseph W. Craft III, Chairman, President and CEO. "In Appalachia, we expect meaningful improvement in mining conditions for the rest of the year, leading to increased production and  lower costs to fall within our 2025 full year guidance range."

Mr. Craft continued, "We were active on the contracting front, securing 17.7 million tons of additional contract commitments over the 2025-2028 time period. For 2025, we now have over 96% of our projected midpoint coal sales volumes contractually committed. The domestic market strengthened considerably in early 2025 due to the cold winter season, higher natural gas prices, diminishing coal inventories, and upward revisions in electricity demand forecasts from our customers, who continue to recognize ARLP as a trusted partner for their critical baseload fuel requirements."

Mr. Craft concluded, "On April 8, 2025, President Trump signed four Executive Orders to expand domestic coal-fired generation, seeking affordable electricity for the American people and grid stability in anticipation of growing energy demand which is critical for our country’s national security interests. The Executive Order addressing grid reliability cited that rapid technological advancements, an expansion of AI data centers, and increased domestic manufacturing are driving an unprecedented surge in electricity demand and placing a significant strain on our nation’s electric grid.  The White House now forecasts that U.S. electricity demand is expected to rise 16% over the next five years, three times the growth forecasted just a year ago.”

Segment Results and Analysis (Unaudited)

			% Change
	2025 First	2024 First	Quarter /	2024 Fourth	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.042	6.437	(6.1)%	6.596	(8.4)%
Coal sales price per ton sold	$55.15	$57.58	(4.2)%	$54.38	1.4%
Segment Adjusted EBITDA Expense per ton	$34.75	$36.21	(4.0)%	$39.77	(12.6)%
Segment Adjusted EBITDA	$126.2	$140.3	(10.1)%	$101.0	25.0%

Appalachia Coal Operations
Tons sold	1.729	2.237	(22.7)%	1.819	(4.9)%
Coal sales price per ton sold	$78.24	$85.49	(8.5)%	$80.23	(2.5)%
Segment Adjusted EBITDA Expense per ton	$69.73	$52.53	32.7%	$76.79	(9.2)%
Segment Adjusted EBITDA	$15.6	$74.2	(79.0)%	$7.0	123.1%

Total Coal Operations
Tons sold	7.771	8.674	(10.4)%	8.415	(7.7)%
Coal sales price per ton sold	$60.29	$64.78	(6.9)%	$59.97	0.5%
Segment Adjusted EBITDA Expense per ton	$42.75	$40.85	4.7%	$48.09	(11.1)%
Segment Adjusted EBITDA	$140.2	$210.9	(33.5)%	$105.4	33.1%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.880	0.898	(2.0)%	0.823	6.9%
Oil percentage of BOE	43.7%	44.2%	(1.1)%	43.3%	0.9%
Average sales price per BOE (3)	$41.00	$41.22	(0.5)%	$36.94	11.0%
Segment Adjusted EBITDA Expense	$5.7	$4.9	15.8%	$4.4	29.0%
Segment Adjusted EBITDA	$29.9	$31.4	(4.8)%	$25.6	16.8%

Coal Royalties
Royalty tons sold	5.072	5.512	(8.0)%	5.491	(7.6)%
Revenue per royalty ton sold	$3.11	$3.39	(8.3)%	$3.23	(3.7)%
Segment Adjusted EBITDA Expense	$6.4	$6.3	2.2%	$7.3	(12.0)%
Segment Adjusted EBITDA	$9.4	$12.4	(24.5)%	$10.5	(10.7)%

Total Royalties
Total royalty revenues	$52.7	$56.1	(6.0)%	$48.5	8.8%
Segment Adjusted EBITDA Expense	$12.1	$11.2	8.2%	$11.7	3.5%
Segment Adjusted EBITDA	$39.3	$43.8	(10.4)%	$36.1	8.8%

Consolidated Total
Total revenues	$540.5	$651.7	(17.1)%	$590.1	(8.4)%
Segment Adjusted EBITDA Expense	$346.2	$358.3	(3.4)%	$414.8	(16.5)%
Segment Adjusted EBITDA	$180.5	$260.6	(30.7)%	$141.6	27.5%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.

Coal Operations

Coal sales volumes decreased by 6.1% and 8.4% in the Illinois Basin compared to the 2024 Quarter and Sequential Quarter, respectively, due primarily to decreased tons sold from our Hamilton mine as a result of the timing of committed sales.  Reduced export sales volumes from Gibson South also contributed to the reduction in coal sales volumes in the Illinois Basin compared to the Sequential Quarter. In Appalachia, tons sold decreased by 22.7% and 4.9% in the 2025 Quarter compared to the 2024 Quarter and Sequential Quarter, respectively, primarily as a result of lower production levels at Tunnel Ridge due to challenging mining conditions and a longwall move during the 2025 Quarter. Coal sales price per ton sold decreased by 4.2% in the Illinois Basin compared to the 2024 Quarter as a result of lower domestic price realizations at several mines in the region. In Appalachia, coal sales price per ton sold decreased by 8.5% compared to the 2024 Quarter primarily due to reduced export price realizations from our MC Mining and Mettiki mines, partially offset by a greater mix of higher priced sales tons from these two operations during the 2025 Quarter. ARLP ended the 2025 Quarter with total coal inventory of 1.4 million tons, representing a decrease of 0.5 million tons and an increase of 0.8 million tons compared to the end of the 2024 Quarter and Sequential Quarter, respectively.

Segment Adjusted EBITDA Expense per ton for the 2025 Quarter decreased by 4.0% and 12.6% in the Illinois Basin compared to the 2024 Quarter and Sequential Quarter, respectively, due primarily to increased production and lower maintenance and materials and supplies costs at several mines in the region as well as reduced longwall move days at our Hamilton mine. An $11.0 million non-cash deferred purchase price adjustment recorded in the Sequential Quarter related to the 2015 acquisition of our Hamilton mine also contributed to the 2025 Quarter decrease in the Illinois Basin. In Appalachia, Segment Adjusted EBITDA Expense per ton for the 2025 Quarter increased by 32.7% compared to the 2024 Quarter due to lower recoveries across the region, increased longwall move days at our Mettiki and Tunnel Ridge operations, and challenging mining conditions at the Tunnel Ridge mine. Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton decreased 9.2% in Appalachia, due to increased recoveries at each operation, reduced subsidence and reclamation expenses at the Tunnel Ridge mine and increased production at our Mettiki operation.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment decreased to $29.9 million in the 2025 Quarter compared to $31.4 million in the 2024 Quarter due to a slight reduction in oil & gas royalty volumes and higher expenses.  Compared to the Sequential Quarter, Segment Adjusted EBITDA increased by 16.8% due to improved average sales price per BOE, which increased 11.0%, and higher volumes, which increased 6.9%.

Segment Adjusted EBITDA for the Coal Royalties segment decreased to $9.4 million in the 2025 Quarter compared to $12.4 million and $10.5 million in the 2024 Quarter and Sequential Quarter, respectively, due to lower royalty tons sold and reduced average royalty rates per ton received from the Partnership’s mining subsidiaries.

Balance Sheet and Liquidity

As of March 31, 2025, total debt and finance leases outstanding were $484.1 million. The Partnership’s total and net leverage ratios were 0.76 times and 0.63 times debt to trailing twelve months Adjusted EBITDA, respectively, as of March 31, 2025. ARLP ended the 2025 Quarter with total liquidity of $514.3 million, which included $81.3 million of cash and cash equivalents and

$433.0 million of borrowings available under its revolving credit and accounts receivable securitization facilities. ARLP also held 513 bitcoins valued at $42.3 million as of March 31, 2025.

Distributions

ARLP also announced today that the Board of Directors of its general partner (the “Board”) approved a cash distribution to unitholders for the 2025 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on May 15, 2025, to all unitholders of record as of the close of trading on May 8, 2025. The announced distribution is consistent with the cash distributions for the 2024 Quarter and Sequential Quarter.

Concurrent with this announcement we are providing qualified notice to brokers and nominees that hold ARLP units on behalf of non-U.S. investors under Treasury Regulation Section 1.1446-4(b) and (d) and Treasury Regulation Section 1.1446(f)-4(c)(2)(iii). Brokers and nominees should treat one hundred percent (100%) of ARLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  In addition, brokers and nominees should treat one hundred percent (100%) of the distribution as being in excess of cumulative net income for purposes of determining the amount to withhold. Accordingly, ARLP’s distributions to non-U.S. investors are subject to federal income tax withholding at a rate equal to the highest applicable effective tax rate plus ten percent (10%). Nominees, and not ARLP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of non-U.S. investors.

Outlook

"As a result of the contracting activity during the 2025 Quarter and anticipated additional domestic solicitations for deliveries in the back half of the year, we expect domestic sales to exceed our 30 million ton target this year," commented Mr. Craft. "We continue to expect improved costs this year in both regions to help offset declines in realized prices, keeping 2025 Adjusted EBITDA margins for our coal operations similar to 2024. In the Oil & Gas Royalty business, lower crude oil pricing is expected to have a negative impact on associated royalty revenues and may also weigh on the near-term outlook for drilling activity. While seller expectations may exceed our disciplined underwriting standards making it more difficult to deploy capital, we will remain active in this market and focused on pursuing high-quality, value accretive opportunities."

Mr. Craft concluded, "Looking forward, we expect that the administration’s recent announcement regarding existing critical coal-fired generation is likely to result in extended operating lives at a number of our customers’ facilities. While this policy momentum supports constructive long-term fundamentals, the initial fallout from the Liberation Day tariff announcements has created uncertainty as to inflation trends and global economic activity. We have secured solid volume commitments for 2025 and 2026; however, like this year, as our higher-priced, multi-year contracts roll off, our average coal sales price per ton is trending lower. Based on current market developments, we anticipate that 2026 average coal sales price per ton could be 4-5% below the midpoint of our 2025 guidance. We are hopeful we can maintain margins with cost savings; however, the trade policy uncertainty makes it difficult to predict what our actual costs, sales volumes, and prices will be moving forward. As we navigate these rapidly evolving market dynamics, we remain focused on maintaining a strong balance sheet and disciplined approach to capital allocation, while carefully monitoring the potential impacts of trade policy uncertainty on our business."

ARLP is providing the following updated guidance for the full year ending December 31, 2025 (the "2025 Full Year"):

2025 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	24.00 — 25.50
Appalachia Sales Tons	8.75 — 9.25
Total Sales Tons	32.75 — 34.75

Committed & Priced Sales Tons
2025 — Domestic / Export / Total	29.4 / 3.1 / 32.5
2026 — Domestic / Export / Total	19.2 / 1.3 / 20.5

Coal Sales Price Per Ton Sold (1)
Illinois Basin	$50.00 — $53.00
Appalachia	$76.00 — $82.00
Total	$57.00 — $61.00

Segment Adjusted EBITDA Expense Per Ton Sold (2)
Illinois Basin	$35.00 — $38.00
Appalachia	$53.00 — $60.00
Total	$40.00 — $44.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,550 — 1,650
Natural gas (000 MCF)	6,100 — 6,500
Liquids (000 Barrels)	775 — 825
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 15.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	23.75 — 25.25
Revenue per royalty ton sold	$3.20 — $3.40
Segment Adjusted EBITDA Expense per royalty ton sold	$1.20 — $1.30

Consolidated (Millions)
Depreciation, depletion and amortization	$280 — $300
General and administrative	$80 — $85
Net interest expense	$39 — $43
Income tax expense	$20 — $22
Total capital expenditures	$285 — $320
Growth capital expenditures	$5 — $10
Maintenance capital expenditures	$280 — $310

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations.

Conference Call

A conference call regarding ARLP’s 2025 Quarter financial results and updated 2025 guidance is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call. International callers should dial (201) 689-8560 and request to be connected to the same call. Investors may also listen to the call via the "Investors" section of ARLP’s website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13753170.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the second largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as a reliable energy partner for the future by pursuing opportunities that support the growth and development of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase or maintain unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, infrastructure projects at our existing properties, growth in domestic electricity demand, preserving liquidity and maintaining financial flexibility, and our future repurchases of units and senior notes, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the planned retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic energy demand, should it materialize; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East; the severity, magnitude and duration of any future pandemics and impacts of such pandemics and of businesses’ and governments’ responses to such pandemics on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers and operators, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices and the direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of and investments into the infrastructure of our operations and properties, including the timing of such investments coming online; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging and other infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, and the results of central bank policy actions including interest rates, bank failures, and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments, including the imposition of or increase in tariffs on steel and/or other raw materials; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, such as the Environmental Protection Agency’s emissions regulations for coal-fired power plants, and state legislation seeking to impose liability on a wide range of energy companies under greenhouse gas “superfund” laws, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors’ and other stakeholders’ increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP’s public periodic filings with the SEC, including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 27, 2025.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024

Tons Sold	7,771	8,674
Tons Produced	8,457	9,114
Mineral Interest Volumes (BOE)	880	898

SALES AND OPERATING REVENUES:
Coal sales	$468,511	$561,879
Oil & gas royalties	36,084	37,030
Transportation revenues	10,200	30,753
Other revenues	25,673	22,035
Total revenues	540,468	651,697

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	339,436	363,859
Transportation expenses	10,200	30,753
Outside coal purchases	7,345	9,112
General and administrative	20,580	22,129
Depreciation, depletion and amortization	68,629	65,549
Total operating expenses	446,190	491,402

INCOME FROM OPERATIONS	94,278	160,295

Interest expense, net	(8,434)	(7,749)
Interest income	867	1,276
Net loss on equity method investments	(2,006)	(553)
Change in fair value of digital assets	(5,574)	11,853
Other income (expense)	611	(606)
INCOME BEFORE INCOME TAXES	79,742	164,516

INCOME TAX EXPENSE	4,182	4,949

NET INCOME	75,560	159,567

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,577)	(1,510)

NET INCOME ATTRIBUTABLE TO ARLP	$73,983	$158,057

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.57	$1.21

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,265,338	127,670,897

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$81,313	$136,962
Trade receivables (net of allowance of $2,212 and $2,087, respectively)	177,467	166,829
Other receivables	10,158	10,158
Inventories, net	138,786	120,661
Advance royalties	10,312	11,422
Digital assets	42,323	45,037
Prepaid expenses and other assets	16,187	22,161
Total current assets	476,546	513,230
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	4,515,202	4,435,535
Less accumulated depreciation, depletion and amortization	(2,334,891)	(2,269,265)
Total property, plant and equipment, net	2,180,311	2,166,270
OTHER ASSETS:
Advance royalties	77,773	70,264
Equity method investments	33,555	35,532
Equity securities	92,541	92,541
Operating lease right-of-use assets	16,626	15,871
Other long-term assets	25,383	22,022
Total other assets	245,878	236,230
TOTAL ASSETS	$2,902,735	$2,915,730

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$104,528	$98,188
Accrued taxes other than income taxes	21,569	21,051
Accrued payroll and related expenses	26,327	26,946
Accrued interest	10,350	1,821
Workers' compensation and pneumoconiosis benefits	14,838	14,838
Other current liabilities	46,510	48,023
Current maturities, long-term debt, net	22,807	22,275
Total current liabilities	246,929	233,142
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	444,858	450,885
Pneumoconiosis benefits	121,598	120,152
Workers' compensation	37,818	37,177
Asset retirement obligations	156,145	155,156
Long-term operating lease obligations	14,345	13,638
Deferred income tax liabilities	28,808	29,353
Other liabilities	20,774	22,694
Total long-term liabilities	824,346	829,055
Total liabilities	1,071,275	1,062,197

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,428,024 and 128,061,981 units outstanding, respectively	1,845,824	1,867,850
Accumulated other comprehensive loss	(34,833)	(35,103)
Total ARLP Partners' Capital	1,810,991	1,832,747
Noncontrolling interest	20,469	20,786
Total Partners' Capital	1,831,460	1,853,533
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,902,735	$2,915,730

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES	$145,686	$209,673

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(86,776)	(123,846)
Change in accounts payable and accrued liabilities	(6,196)	4,331
Proceeds from sale of property, plant and equipment	241	164
Contributions to equity method investments	(878)	(625)
Oil & gas reserve asset acquisitions	(33)	(1,822)
Other	580	1,286
Net cash used in investing activities	(93,062)	(120,512)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	4,000	75,000
Payments under securitization facility	(4,000)	(30,000)
Proceeds from equipment financings	—	54,626
Payments on equipment financings	(3,118)	(1,976)
Borrowings under revolving credit facilities	—	20,000
Payments under revolving credit facilities	—	(20,000)
Payments on long-term debt	(3,516)	(4,688)
Payments for tax withholdings related to settlements under deferred compensation plan	(7,082)	(13,292)
Distributions paid to Partners	(90,891)	(91,246)
Other	(3,701)	(3,441)
Net cash used in financing activities	(108,308)	(15,017)

Effect of exchange rate changes on cash and cash equivalents	35	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(55,649)	74,144

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	136,962	59,813

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$81,313	$133,957

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA,"  "Distribution Coverage Ratio" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA adjusted for certain items that we characterize as unrepresentative of our ongoing operations.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments and litigation expense accrual.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2025	2024	2024

Net income attributable to ARLP	$73,983	$158,057	$16,330
Depreciation, depletion and amortization	68,629	65,549	80,472
Interest expense, net	12,055	8,771	11,227
Capitalized interest	(4,488)	(2,298)	(4,238)
Income tax expense	4,182	4,949	3,005
EBITDA	154,361	235,028	106,796
Litigation expense accrual (1)	—	15,250	—
Asset impairments	—	—	31,130
Change in fair value of digital assets	5,574	(11,853)	(13,958)
Adjusted EBITDA	159,935	238,425	123,968
Net loss on equity method investments	2,006	553	1,929
Distributions from equity method investments	849	882	939
Interest expense, net	(12,055)	(8,771)	(11,227)
Income tax expense	(4,182)	(4,949)	(3,005)
Deferred income tax benefit (2)	(861)	(107)	(351)
Litigation expense accrual (1)	—	(15,250)	—
Estimated maintenance capital expenditures (3)	(61,567)	(70,725)	(53,552)
Distributable Cash Flow	$84,125	$140,058	$58,701
Distributions paid to partners	$90,891	$91,246	$90,723
Distribution Coverage Ratio	0.93	1.53	0.65

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which remains subject to court approval) of certain litigation as described in Item 3 of Part I of ARLP’s Form 10-K filed on February 27, 2025 with the SEC for the period ended December 31, 2024.
(2)	Deferred income tax benefit is the amount of income tax benefit during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(3)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2025 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.28 per ton produced compared to an estimated $7.76 per ton produced in 2024. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment. Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our method of computing free cash flow may not be the same method used by other companies. Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2025	2024	2024

Cash flows from operating activities	$145,686	$209,673	$168,420
Capital expenditures	(86,776)	(123,846)	(93,155)
Change in accounts payable and accrued liabilities	(6,196)	4,331	(49)
Free cash flow	$52,714	$90,158	$75,216

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to non-GAAP "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations. Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, LLC ("Alliance Coal"), which holds our coal mining operations and related support activities.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2025	2024	2024

Operating expense	$339,436	$363,859	$407,090
Litigation expense accrual (1)	—	(15,250)	—
Outside coal purchases	7,345	9,112	7,879
Other expense (income)	(611)	606	(183)
Segment Adjusted EBITDA Expense	346,170	358,327	414,786
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(13,947)	(4,013)	(10,072)
Segment Adjusted EBITDA Expense – Coal Operations	$332,223	$354,314	$404,714

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which remains subject to court approval) of certain litigation as described in Item 3 of Part I of ARLP’s Form 10-K filed on February 27, 2025 with the SEC for the period ended December 31, 2024.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as Adjusted EBITDA adjusted for general and administrative expenses. Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2025	2024	2024

Adjusted EBITDA (See reconciliation to GAAP above)	$159,935	$238,425	$123,968
General and administrative	20,580	22,129	17,655
Segment Adjusted EBITDA	180,515	260,554	141,623
Segment Adjusted EBITDA – Non Coal Operations (1)	(40,310)	(49,659)	(36,250)
Segment Adjusted EBITDA – Coal Operations	$140,205	$210,895	$105,373

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.